MELODIE MEADOW ASSOCIATES, LTD.

                        (An Alabama Limited Partnership)



                              FINANCIAL STATEMENTS
                                      AND
                          INDEPENDENT AUDITORS' REPORT



                 For the Years Ended December 31, 2003 and 2002









    Cone
    &
    Smith, P.C.


--------------------------------------------------------------------------------
Certified Public Accountants

                                TABLE OF CONTENTS

                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                   1


 FINANCIAL STATEMENTS
   BALANCE SHEETS                                                            2-3

   STATEMENTS OF OPERATIONS                                                    4

   STATEMENTS OF PARTNERS' EQUITY                                              5

   STATEMENTS OF CASH FLOWS                                                    6


NOTES TO FINANCIAL STATEMENTS                                               7-13

Cone                                                          Jenny M. Cone, CPA
&                                                            David A. Smith, CPA
Smith, P.C.
Certified Public Accountants

                       839 West Main Street                 3421 Rainbow Parkway
                       Centre, Alabama 35960          Rainbow City,Alabama 35960

                       Telephone: (256) 927-3919       Telephone: (256) 413-3057
                       Fax: (256) 927-4699                   Fax: (256) 413-3058
--------------------------------------------------------------------------------



                          INDEPENDENT AUDITORS' REPORT


To the Partners of Melodie Meadow Associates, Ltd,

We have audited the balance sheets of Melodie Meadow Associates, Ltd. (an Alabama Limited Partnership) as of December 31, 2003 and 2002, and the related statements of income, partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Melodie Meadow Associates, Ltd. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/CONE & SMITH
CONE & SMITH, P.C
Rainbow City, Alabama
February 20, 2004

                         MELODIE MEADOW ASSOCIATES, LTD.
                                 BALANCE SHEETS
                           December 31, 2003 and 2002


                                                                                             2003              2002
                                                                                    ----------------     ---------------
                                     ASSETS

CURRENT ASSETS
  Cash                                                                              $           658      $      178,023
  Due from partners                                                                             100                  --
  Prepaid insurance                                                                           2,722                  --
                                                                                    ----------------     ---------------

 TOTAL CURRENT ASSETS                                                                         3,480             178,023

 RESTRICTED DEPOSITS AND FUNDED RESERVES
  Operating deficit reserve                                                                  46,502                  --
  Replacement reserve escrow                                                                  3,387                  --
  Tenant security deposits                                                                    8,990                  --
  Tax and insurance escrow                                                                        5                  --
  Rental assistance reserve                                                                  27,779                  --
                                                                                    ----------------     ---------------

 TOTAL RESTRICTED DEPOSITS AND FUNDED RESERVES                                               86,663                  --

 PROPERTY AND EQUIPMENT
  Construction in
  progress                                                                                       --            1,528,096
  Land                                                                                      208,800              208,768
  Land improvements                                                                         137,942                  --
  Buildings                                                                               2,422,277                  --
  Furniture and fixtures                                                                    133,418                  --
                                                                                    ----------------     ---------------
                                                                                          2,902,437           1,736,864

LESS ACCUMULATED DEPRECIATION                                                                64,862                  --
                                                                                    ----------------     ---------------

NET PROPERTY AND EQUIPMENT                                                                2,837,575           1,736,864

 OTHER ASSETS
  Amortizable costs (net of amortization)                                                    16,880              17,602
  Utility deposits                                                                              500                  --
                                                                                    ----------------     ---------------
 TOTAL OTHER ASSETS                                                                          17,380              17,602
                                                                                    ----------------     ---------------

TOTAL ASSETS                                                                        $     2,945,098      $    1,932,489
                                                                                    ================     ===============



   The accompanying notes are an integral part of these financial statements.
                                       -2-

                         MELODIE MEADOW ASSOCIATES, LTD.
                                 BALANCE SHEETS
                           December 31, 2003 and 2002

                                                                                             2003              2002
                                                                                    ----------------     ---------------
                        LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES
 Notes payable:
   Current installments of long-term
    debt                                                                            $         4,039     $            --
 Accounts payable                                                                                --             169,605
 Accrued interest payable                                                                     1,718               4,897
 Accrued property taxes                                                                       3,697                  --
 Construction loan payable                                                                       --           1,383,562
 Developer fees payable                                                                     154,387              78,000
                                                                                    ----------------    ----------------

TOTAL CURRENT LIABILITIES                                                                   163,841           1,636,064

DEFERRED RENTAL REVENUE                                                                      27,750                  --

LONG-TERM DEBT
 First mortgage - net of current portion                                                     87,945                  --
 Second mortgage - AHFA (HOME) loan                                                       1,101,260                  --
 Third mortgage - Caanea loan                                                                48,016                  --
 Accrued interest - AHFA (HOME) loan                                                          1,373                  --
                                                                                    ----------------    ----------------

TOTAL LONG-TERM DEBT                                                                      1,238,594                  --

TENANT SECURITY DEPOSITS                                                                      9,000                  --
                                                                                    ----------------    ----------------
                                                                                          1,439,185           1,636,064
TOTAL LIABILITIES

PARTNERS' EQUITY                                                                          1,505,913             296,425
                                                                                    ----------------    ----------------








TOTAL LIABILITIES AND PARTNERS' EQUITY                                              $     2,945,098     $     1,932,489
                                                                                    ================    ================







   The accompanying notes are an integral part of these financial statements.
                                       -3-

                         MELODIE MEADOW ASSOCIATES, LTD.
                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 2003 and 2002

                                                                                             2003              2002
                                                                                    ----------------    ----------------
OPERATING REVENUE
 Rental income                                                                      $        89,357     $            --
 Tenant charges                                                                               3,480                  --
 Miscellaneous income                                                                         1,165                  --
                                                                                    ----------------    ----------------
TOTAL OPERATING REVENUE
                                                                                             94,002                  --
OPERATING EXPENSES
 Advertising                                                                                    539                  --
 Bank fees                                                                                      624                  --
 Credit Bureau                                                                                  101                  --
 Education and training                                                                       1,966                  --
 Employee leasing                                                                            10,767                  --
 Garbage removal                                                                              1,280                  --
 Grounds upkeep                                                                               3,600                  --
 Insurance                                                                                    5,559                  --
 Lease-up                                                                                     5,000                  --
 Management fees                                                                              7,228                  --
 Office expense                                                                               5,247                  --
 Pest control                                                                                 1,575                  --
 Professional fees                                                                              548                  --
 Repairs and maintenance                                                                      3,437                  --
 Supplies                                                                                       160                  --
 Taxes and licenses                                                                          18,585                  --
 Telephone                                                                                    1,966                  --
 Utilities                                                                                    5,402                  --
                                                                                    -----------------   ----------------
TOTAL OPERATING EXPENSES                                                                     73,584                  --
                                                                                    -----------------   ----------------
     INCOME FROM RENTAL OPERATIONS                                                           20,418                  --

NON-OPERATING INCOME (EXPENSES)
       Interest expense                                                                     (18,306)                 --
       Interest income                                                                            8                  --
       Amortization expense                                                                    (982)                 --
       Depreciation expense                                                                 (64,862)                 --
                                                                                    -----------------   ----------------

TOTAL NON-OPERATING (EXPENSES)                                                              (84,142)                 --
                                                                                    -----------------   ----------------
NET (LOSS)                                                                          $       (63,724)    $            --
                                                                                    =================   ================

   The accompanying notes are an integral part of these financial statements.
                                       -4-

                         MELODIE MEADOW ASSOCIATES, LTD.
                          STATEMENT OF PARTNERS' EQUITY
                  For the Years Ended December 31, 2003 and 2002




                                                                                     Gencral             Limited
                                                                     Total           Partners            Partners
                                                                     -----------   -------------       -------------

Balance,
 January 1, 2002                                                     $       100      $       2       $          98


Add:
 Capital contributed
  during year                                                            296,423             98             296,325


Deduct:
 withrawing partners capital distributions                           $       (98)     $      --       $         (98)
                                                                     -----------      ----------      ---------------
Balance,
 December 31, 2002
  year                                                               $   296,425      $     100       $     296,325


Add:
 Capital contributed
  during year                                                          1,273,212             --           1,273,212


Deduct:
 Net loss for
  year                                                                   (63,724)            (6)            (63,718)
                                                                     -----------      ----------        ------------
Balance,
 December 31, 2003                                                   $ 1,505,913      $      94       $   1,505,819
                                                                     ===========      ==========      ==============









   The accompanying notes are an integral part of these financial statements.
                                      -5-

                         MELODIE MEADOW ASSOCIATES, LTD.
                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 2003 and 2002


                                                                                             2003                2002
                                                                                   --------------------  -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                           $           (63,724)  $              --
Adjustments to reconcile net loss to net cash
provided by operating activities:
   Depreciation and amortization                                                                65,844                  --
   (Increase) Decrease in prepaid insurance                                                     (2,722)                 --
   (Increase) Decrease in amounts due from partners                                               (100)                 --
   (Increase) Decrease in operating deficit reserve                                            (46,502)                 --
   (Increase) Decrease in escrow for insurance and taxes                                            (5)                 --
   (Increase) Decrease in rental assistance reserve                                            (27,779)                 --
   (Increase) Decrease in replacement reserve escrow                                            (3,387)                 --
   Increase (Decrease) in accrued property taxes payable                                         3,697                  --
   Increase (Decrease) in deferred rental revenue                                               27,750                  --
   Increase (Decrease) in accrued interest payable                                               3,091                  --
   Net security deposits received (paid)                                                            10                  --
                                                                                   --------------------  ------------------

NET CASH (USED) BY OPERATING ACTIVITIES                                                        (43,827)                 --

CASH FLOWS FROM INVESTING ACTIVITIES
   Increase (Decrease) in utility deposits                                                        (500)                 --
   Increase (Decrease) in construction payables                                               (169,605)            169,605
   Increase (Decrease) in construction loan interest payable                                    (4,897)              4,897
   Increase (Decrease) in developer fees payable                                                76,237              78,000
   Purchase of land and fixed assets                                                        (1,165,573)         (1,736,864)
                                                                                   --------------------  ------------------
NET CASH (USED) BY INVESTING ACTIVITIES                                                     (1,264,338)         (1,484,362)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from long-term debt                                                              1,241,260                  --
   Increase (Decrease) capital contributions                                                 1,273,362             296,425
   Increase (Decrease) in construction loan payable                                         (1,383,562)          1,383,562
   Permanent loan fees paid                                                                       (260)                 --
   Tax credit fees paid                                                                              -             (17,602)
                                                                                   --------------------  ------------------

NET CASH (PROVIDED) BY FINANCING ACTIVITIES                                                  1,130,800           1,662,385
                                                                                   --------------------  ------------------

NET (DECREASE) INCREASE IN CASH                                                               (177,365)            178,023
CASH AT BEGINNING OF YEAR                                                                      178,023                  --
                                                                                   --------------------  ------------------

CASH AT END OF YEAR                                                                $               658   $         178,023
                                                                                   ====================  ==================






   The accompanying notes are an integral part of these financial statements.
                                       -6-

MELODIE MEADOW ASSOCIATES, LTD.
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002
--------------------------------------------------------------------------------

NOTE A - ORGANIZATION

Melodie Meadow Associates, Ltd. (An Alabama Limited partnership) was organized in 2002 under the laws of the State of Alabama to develop, own, operate and maintain Melodic Meadow Apartments, a 40 unit rental housing project located in Glencoe, Alabama for persons of low income. The major activities of the Partnership are governed by the Partnership agreement and the Alabama Housing Finance Authority. The Partnership is receiving low-income housing tax credits established by the Tax Reform Act of 1986.

The Partnership consists of two general partner and two limited partners. Operating profits, losses, and tax credits are allocated 99,99% to the limited partners and .01% to the general partners. Annual distributions are allocated to the limited partners and general partner as formulated in the Partnership agreement,

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting
-------------------

The Partnership utilizes the accrual basis of accounting whereby revenues are recognized as earned and expenses are recognized as obligations are incurred.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents consist of cash in banks.

Income Taxes
------------

No provision for income taxes has been made in these financial statements, as income taxes are a liability of the partners rather than of the Partnership.

Property and Equipment
----------------------

Land, buildings and improvements are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range as follows:

                            Buildings                                 40 Years
                            Land Improvements                         15 Years
                            Furniture and fixturves                    Various

MELODIE MEADOW ASSOCIATES, LTD.
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002
--------------------------------------------------------------------------------

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment (continued)
----------------------------------

Total depreciation expense was $64,862 for the year ended December 31, 2003.

Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates that affect certain reported amounts and disclosures. These estimates are based on management's knowledge and experience. Accordingly, actual results could differ from these estimates.

Tax Credit Fees and Permanent Loan Fees
---------------------------------------

Tax credit fees and permanent loan fees are being amortized over a period of fifteen years to twenty years. Total amortization expense was $982 for the year ended December 31, 2003.

NOTE C - CASH AND ESCROW ACCOUNTS

Rental Assistance
-----------------

The Partnership established a rental assistance account in the amount of $30,000 to assist income eligible qualified tenants with monthly rent payments. The Partnership is authorized to draw fifty dollars per unit from the account per month for no more than ten units. A maximum of ten units may receive rental assistance at any one time. The rental assistance is to continue until the entire account balance has been depleted.

Replacement Reserve
-------------------

As described in Note D, the Partnership has agreed to transfer $10,000 annually, in monthly payments of $883 into a reserve account until the balance equals $70,000. The reserve's status at December 31, 2003 and 2002, is as fellows:

                                                                      2003            2002
                                                                  -------------   ----------

               Reserve Account Bank Balance                       $      3,387    $      -
               Required Reserve Account Balance                          2,499           -
                                                                  -------------   ----------

               Excess/(Deficit)                                   $        888    $      -
                                                                  -------------   ----------

MELODIE MEADOW ASSOCIATES, LTD.
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002
--------------------------------------------------------------------------------

NOW C - CASH AND ESCROW ACCOUNTS (CONTINUED)

Operating Deficit Reserve
-------------------------

As described in Note D, the Partnership has agreed to establish a operating deficit reserve account with a minimum balance of $46,430. The reserve's status at December 31, 2003 and 2002, is as follows:

                                                                                 2003            2002
                                                                             -------------   ----------
      Account Balance                                                        $     46,502    $      -
      Required Reserve Account Balance                                             46,430           -
                                                                             -------------   ----------
      Excess/(Deficit)
                                                                             $         72    $      -
                                                                             =============   ==========


Tenant Security Deposits
------------------------

Security deposits collected from tenants are held in a separate bank account. The account's status at December 31. 2003 and 2002, is as follows:

                                                                                2003             2002
                                                                             ----------       -----------
       Security Deposits Bank Balance                                        $   8,990        $       -
       Security Deposits Payable                                                 9,000                -
                                                                             ----------       -----------
      Excess / (Deficit)                                                     $     (10)       $       -
                                                                             ==========       ===========
Real Estate Tax and Insurance Escrow
------------------------------------

The Real Estate Tax and Insurance Escrow account's status at December 31, 2003, and 2002, is as follows:

                                                                                2003            2002
                                                                            ------------    ------------

      Real Estate Tax and Insurance Escrow Bank Balance                     $         5     $         -
      Accrued Real Estate Taxes                                                   3,697               -
                                                                            ------------    ------------

      Excess/(Deficit)                                                      $    (3,692)    $         -
                                                                            =============   ============

MELODIE MEADOW ASSOCIATES, LTD.
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002
--------------------------------------------------------------------------------

NOTE D - LONG-TERM DEBT

Long-term debt at December 31, 2003, consists of the following:

Note Payable - Alabama Housing Finance Authority
------------------------------------------------

This note is dated September 11, 2003 in the principal amount of $1,101,260 and was made under the State of Alabama's HOME Investment Partnership Program. The term of the note is for a period of twenty years with a fixed rate of interest of one-half of one percent (0.5%) per annum compounded annually and no payments of principal or interest until maturity on October 1, 2023.

In the event of default. the interest rate on the entire unpaid loan balances shall increase to the greater of (a) 12% per annum or (b) 4% per annum in excess of the prime rate published in the Wall Street Journal under the heading "Money Rates," until the default is fully cured or the loan is paid in full.

Notwithstanding the foregoing, any excess cash flow (defined as the amount by which actual rents plus other income exceeds 1.4 times the total of actual operating expenses and debt service) from the project for a calendar year shall be paid by no later than May 1 immediately following such calendar year to reduce the outstanding principal balance of the loan.

The loan is secured by a second mortgage on the project, constituting approximately 5 acres of land, land improvements, and the 52 unlit apartment complex, together with a second perfected security interest in all fixtures and personal property of the Partnership located at the project.

A reserve for replacements account is to be maintained in the minimum amount of $70,000. The account shall be opened with an initial lump sum or by making monthly contributions of $883. Such contributions are required during any month in which the account balance is less than the minimum reserve amount.

As a condition of obtaining financing from the Alabama Housing Finance Authority, the Partnership is required to maintain a lease-up/operating deficit reserve account with a balance of $46,430 or provide an irrevocable unconditional letter of credit of $46,430. The account is to be used for lease-up expenses during the lease up phase of operations. Once the project achieves an occupancy rate of 95%, the reserve account converts to an operating deficit reserve account to only be used for operating expenses and debt service if and only if the net operating income of the Project falls below 87% of the budgeted net operating income. If any of this reserve is expended, the Borrower must replenish the account to the minimum amount of $46,430. The Borrower may replenish this account by making a lump sum contribution, or by making monthly contributions equal to one-sixth of the amount expended until the

MELODIE MEADOW ASSOCIATES, LTD.
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002
--------------------------------------------------------------------------------

NOTE D - LONG-TERM DEBT (CONTINUED)

Note Payable - Alabama Housing Finance Authority (Continued)
------------------------------------------------------------

minimum amount is reached, or by providing an irrevocable unconditional letter of credit. Such lump sum payments shall be made within thirty days of the expenditure from the reserve or another letter of credit must be provided within 10 days. As of December 31, 2003, no withdrawals have been made from the reserve account.

Mortgage Payable - Regions Bank
-------------------------------

The note is dated September 11, 2003, in the original principal amount of $90,000 and is payable over a twenty year period in monthly installments of $716.80 including interest at 7.35% per annum, with a maturity date of October 1, 2023.


Note Payable - Community Action Agency of Northeast Alabama. Inc.
-----------------------------------------------------------------

The note is dated September 10, 2003, in the original amount of $50,000 and is payable over a twenty year period in monthly installments of $316.32 including interest at 4.5% per annum, with a maturity date of October 1, 2023.


Aggregate amounts of principal payments due in the years after December 31, 2003, are as follows:

                                        Year Ending
                                            2004                $     4,039
                                            2005                      3,880
                                            2006                      4,125
                                            2007                      4,386
                                            2008                      4,665
                                         Thereafter                 118,905
                                                                 -----------
                                                                $   140,000
                                                                ============

This notes are secured by a security interest in all real estate, fixtures and personal property of the Partnership located at the project.

MELODIE MEADOW ASSOCIATES, LTD.
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002
--------------------------------------------------------------------------------

NOTE E - RELATED PARTY TRANSACTIONS

Development Fees
----------------

The partnership owes Barron Development, Inc., an affiliate of General Partners, development fees of $390,000 for services rendered in connection with developing the project. As of December 31, 2003, the Partnership had paid $235,763 and still owes $154,237.

Management Fees
---------------

In accordance with the Partnership agreement, the Partnership paid to Barron Land Company, Inc., an affiliate of the General Partners, management fees of $7,227 for the year ended December 31, 2003 for services rendered in connection with the leasing and operation of the project.

Employee Leasing
----------------

The Partnership has entered into an employee leasing agreement with Barron Land Company, an affiliate of the General Partner, where the Partnership leases a site manager and maintenance personnel. The Partnership reimburses the Barron Land Company, Inc, for the actual cost of payroll, taxes, insurance and a 15% fee for it's services related to processing the payroll. For the year ended December 31, 2003, Barron Land Company, Inc. was reimbursed $10,767.

NOTE F - CONTINGENCIES

Low-Income Housing Tax Credits
------------------------------

The Partnership's low-income tax credits are contingent on it's ability to maintain compliance with applicable sections of Section 42 of the Internal Revenue Code. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period, could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance could result in an adjustment to the capital contributed by the limited partners.

NOTE G- CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

MELODIE MEADOW ASSOCIATES, LTD.
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002
--------------------------------------------------------------------------------


NOTE H - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Partnership has a number of financial instruments, none of which are held for trading purposes, The Partnership estimates that the fair value of all financial instruments at December 31, 2003 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Partnership using available market information and appropriate valuation methodologies. Considerable judgment is required when interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Partnership could realize in a current market exchange

NOTE 1- TAXABLE (LOSS)

The financial statements of the Partnership and the Partnership tax returns are prepared on the accrual basis. The following is a reconciliation between net
(loss) as reported in the financial statements and Partnership (loss) for tax purposes:

                                                                        2003              2002
                                                                   -------------     -------------

             Net (Loss) per Financial Statements                   $    (63,724)     $         --
             Tax Depreciation and Amortization
             in Excess of Book Depreciation                            (109,942)               --
                                                                   -------------     -------------

             Partnership (Loss) for Tax Purposes                   $   (173,666)     $         --
                                                                   -------------     -------------